Exhibit 10.1

EMPLOYMENT AGREEMENT

This amended and restated Employment Agreement (this “Agreement”) by and between Unico American Corporation (“Company”) and Cary L. Cheldin (“Executive”) is effective as of March 17, 2015, and is entered into based on the following facts:

A. The Company is engaged in the business of insurance and related operations. The Executive will primarily perform the job duties at 23251 Mulholland Drive, Woodland Hills, California or at 26050 Mureau Road, Calabasas, California.

B. The Company desires to have the continued services of the Executive.

C. The Executive is willing to remain employed by Company.

Therefore, the parties agree as follows:

1.                  EMPLOYMENT. The Company shall continue to employ the Executive as President & Chief Executive Officer of the Company. The Executive shall provide to the Company the following services: Duties as needed including day to day management of the Company and its subsidiaries; and serve as President, Vice President or other officer of all Company subsidiaries, as reasonably required by the Company. The Executive accepts and agrees to such continued employment, and agrees that he is subject to the general supervision, advice, and reasonable direction of the Company’s Board of Directors. This Employment Agreement amends and restates all existing prior Employment Agreements between the Company and the Executive.

2.                  BEST EFFORTS OF THE EXECUTIVE. The Executive agrees to perform faithfully, industriously, and to the best of the Executive’s ability, experience, and talents, all of the duties that may reasonably be required by the terms of this Agreement. Under no circumstances shall the Executive be obligated without his consent to relocate his residence in order to render the services or, except for occasional business trips, to perform his duties outside of the Woodland Hills/Calabasas, California area.

3.                  COMPENSATION OF THE EXECUTIVE.

3.1              Salary. As compensation for the services provided by the Executive under this Agreement, the Company will pay the Executive an annual salary of no less than $315,000 (the “Base Salary”) payable in accordance with the Company’s usual payroll procedures. The Base Salary shall be subject to increase from time to time at the discretion of the Board of Directors of Company.

3.2              Bonus. The Company shall pay to the Executive a bonus (the “Mandatory Bonus”) on or before December 31 of each year. The amount of the Mandatory Bonus shall be in an amount determined by the Board of Directors, in its discretion, but shall not be less than $54,000, less any amounts paid to the Executive as a discretionary bonus since the immediately preceding January 1.

Nothing herein shall prevent the Board of Directors from electing, in its discretion, to grant a discretionary bonus to the Executive, in addition to the Mandatory Bonus and in such amount as the Board of Directors determines.

3.3              Upon Termination On Account Of The Executive’s Death, By The Company For Cause Or On Account Of The Executive’s Disability, Or By The Executive Other Than For Breach By The Company. Upon termination of this Agreement on account of the Executive’s death, by the Company for Cause or on account of the Executive’s disability, or by the Executive other than for a breach of this Agreement by the Company, payments under this Section 3 shall cease; provided, however, that the Executive (or his estate in the event of his death) shall be entitled to payments of accrued but unpaid salary and other compensation for periods or partial periods that occurred prior to the date of termination and any unreimbursed business expenses (throughout this Agreement referred to as “Accrued Payments”).

3.4              Upon Termination Without Cause or Breach by The Company. Upon termination of this Agreement by the Company without Cause or by the Executive on account of a breach of this Agreement by the Company, the Company shall pay to the Executive immediately any Accrued Payments and pay to the Executive during such calendar year the Mandatory Bonus for such calendar year to the extent not previously paid, without giving effect to his termination of employment, paid as and when provided herein. In addition, provided that the Executive executes a general release in the form attached as Exhibit A within 30 days of the termination of his employment and does not in the seven days thereafter revoke such general release, the Company shall (a) pay the Executive in a single lump sum three times his then-current Base Salary within 45 days of the Executive’s termination of employment, without discount or mitigation (if such 45 day period spans two calendar years, the lump sum shall be paid in the second calendar year), (b) pay the Executive the minimum Mandatory Bonus of $54,000 for the three calendar years following his termination of employment, without giving effect to his termination of employment, paid as and when provided herein, and (c) provide the Executive with his benefits as described in Section 5 for the three years following his termination of employment (without giving effect to the termination), or if the Company cannot provide such benefits, the cash equivalent to reimburse Executive for the cost (including any tax cost) to purchase same in the open market with such reimbursements to be made monthly for such three-year period. Notwithstanding the foregoing, to the extent any of the amounts under clause (b) can be paid to Executive at the same time as the amounts under clause (a) without violating Section 409A, they shall instead be paid at such time.

3.5              Accrued Vacation. The Company will pay accrued but unpaid vacation in accordance with the laws of the State of California and the Company’s customary procedures, including on termination of employment.

3.6              Limitation On Payments. Notwithstanding the foregoing, in the event that it is determined that the aggregate value of payment or distribution by the Company to the Executive pursuant to this Agreement whether paid or payable (a “Payment”) constitutes an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payment shall be reduced to an amount expressed in a present value without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. In the event any portion of the amounts payable is reduced pursuant to this Section 3.6, any cash payments shall be reduced first in the reverse order of when they would be paid, followed by any benefits described in Section 5 in the reverse order of when they would be paid or provided, followed by any equity benefits, unless this order of reduction would result in adverse tax consequences under Section 409A of the Code (“Section 409A”) in which case the Payments shall be reduced in such order as may be required to avoid adverse tax consequences under Section 409A. All determinations made pursuant to this Section 3.6 shall be made by an independent accounting firm of the Company’s choice, in their reasonable discretion and in consultation with the Executive’s accountant(s).

3.7              Compliance with Section 409A. Notwithstanding any other provision of this Agreement, to the extent that (a) any payment pursuant to this Agreement is treated as nonqualified deferred compensation pursuant to Section 409A and (b) the Executive is a “specified employee” pursuant to Section 409A (2) (B) of the Code, then the amount of such payment that is payable to the Executive during the first 6 months following the Executive’s termination of employment shall not exceed the lesser of (i) 2 times the Executive’s salary or (ii) 2 times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such termination occurred, to the extent that payment of such amounts would not result in adverse tax consequences under Section 409A. Except for the amounts described in the preceding sentence, any amount otherwise due and payable to the Executive during the first six months after the Executive’s termination of employment shall be paid as soon as administratively practicable following the 6-month anniversary of the Executive’s termination of employment, but in no event later than the next regularly scheduled payroll period following such 6 month anniversary, in accordance with the Company’s typical payroll practices. Each payment hereunder is designated as a separate payment for purposes of Section 409A. The term “termination of employment” and similar phrases when used in this Agreement refer to the Executive’s “separation from service” from the Company within the meaning of Section 409A

4.                  EXPENSE REIMBURSEMENT. The Company will promptly reimburse the Executive for “out-of-pocket” expenses incurred by the Executive in accordance with the Company’s policies in effect from time to time. Provided, however, that all such reimbursements shall be made no later than the end of the calendar year following the calendar year in which such expenses were incurred and this sentence shall not permit the Company to delay reimbursement.

5.                  BENEFITS. The Executive shall be entitled to employment benefits, including holidays, personal leave, sick leave, vacation, health insurance, disability insurance, life insurance, and pension plan as provided by the Company’s policies in effect from time to time. These benefits shall cease upon the effective date of termination of employment provided that this Agreement is terminated by the Company for Cause or by the Executive for other than a breach of this Agreement by the Company. Notwithstanding the foregoing, disability insurance shall be an amount sufficient to provide compensation to the Executive, if disabled, equal to 70% of the compensation that the Executive would be entitled pursuant to Sections 3.1. Further, during the term of this Agreement, the benefits hereunder shall not be reduced from those provided to the Executive as of December 15, 2007.

6.                  TERM/TERMINATION. The Executive’s employment under this Agreement shall continue until terminated by (a) the Executive’s death, (b) the Company without Cause on thirty days’ advance written notice, (c) the Executive other than for breach of this Agreement on thirty days’ advance written notice, (d) the Executive for a material breach by the Company of the terms of this Agreement, which is not cured within thirty (30) days after the Executive provides the Company written notice describing such breach with particularity, (e) the Company for Cause (as defined in Section 7), or (f) the Company on account of the Executive’s permanent disability pursuant to Section 8.

7.                  CAUSE OR BREACH BY THE COMPANY. The term “Cause” as used in this Agreement shall mean (a) chronic alcoholism or drug addiction, (b) material fraud in connection with the Executive’s duties to the Company, (c) unlawful and intentional material misappropriation of any money or other assets or properties of the Company or any affiliate of the Company, (d) a material breach by the Executive of the terms of this Agreement which is not cured within thirty (30) days after the Company has given the Executive written notice describing such material breach with particularity, (e) the conviction of the Executive of any felony or other serious crime involving moral turpitude, (f) the Executive’s gross moral turpitude relevant to his office or employment with the Company or any affiliate of the Company, and (g) the Executive’s willful engagement in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole. No act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company or its subsidiaries.

8.                  TERMINATION FOR DISABILITY. The Company shall have the option to terminate this Agreement, if the Executive becomes permanently disabled and is no longer able to perform the essential functions of his position with reasonable accommodation, provided that the Company has provided the disability insurance benefit described in Section 5. The Company shall exercise this option by giving sixty days prior written notice of such termination to the Executive. A termination of this Agreement pursuant to this Section 8 shall not be a termination by the Company of this Agreement without Cause.

9.                  INDEMNIFICATION. To the fullest extent permitted under the law, the Company shall indemnify the Executive, if the Executive is made a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was an employee, officer or director of the Company or any affiliate of the Company, in which capacity the Executive is or was serving the Company, against any and all liabilities, costs, expenses (including reasonable attorneys’ fees and costs), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. In the case of any claim, the Company shall advance reasonable costs of defense (including reasonable attorneys’ fees) provided that the Executive agrees to repay such advances if it is finally determined that the Executive was not entitled to indemnification with respect to such claim. This Section shall not limit in any way the Executive’s rights under any agreement relating specifically to indemnification or under applicable law. This section shall survive the termination or expiration of this Agreement.

10.              CONFIDENTIALITY. The Executive recognizes that he has and will have information regarding matters such as trade secrets, customer lists, product design, and other vital information (collectively, “Information”) which are valuable, special, and unique assets of the Company. The Executive agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Company (which consent may not be signed by the Executive on the Company’s behalf. The Executive will protect the Information and treat it as strictly confidential. A violation by the Executive of this paragraph shall be a material breach of this Agreement and will justify legal and/or equitable relief. This section shall survive the termination or expiration of this Agreement.

11.              RETURN OF PROPERTY. Upon termination of his employment, or at any other time on the Board’s reasonable advance written request, the Executive shall deliver to the Company all of the Company’s property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control. Such obligation is governed by any separate confidentiality or proprietary rights agreement signed by the Executive. This section shall survive the termination or expiration of this Agreement.

12.              NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

The Company:

Unico American Corporation
Attention: Secretary
23251 Mulholland Drive
Woodland Hills, California 91364

Executive:

Cary L. Cheldin
23251 Mulholland Drive
Woodland Hills, California 91364

Either party may change such addresses from time to time by providing written notice in the manner set forth above.

13.              ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and there are no other promises or conditions in any other agreement whether oral or written with respect to the subject matter hereof.

14.              AMENDMENT. This Agreement may be modified or amended, if the amendment is in writing and signed by both parties.

15.              SEVERABILITY. If any provision of this Agreement is found by a court or arbitrator invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16.              WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.              COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.              HEADINGS. The headings in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.              APPLICABLE LAW. To the extent not governed by U.S. federal law, the laws of the State of California shall govern this Agreement without giving effect to its choice of laws provisions.

20.              COSTS OF LITIGATION & INTEREST. The prevailing party in any arbitration or litigation relating to this Agreement will be entitled to recover his or its reasonable expenses, costs, and fees (including attorneys’ fees and costs). The Company shall pay to Executive interest at the rate of 10% per annum (or the highest permissible rate under applicable law, if less) on all amounts due under this Agreement that are not timely paid.

COMPANY:
Unico American Corporation

Date: March 18, 2015      By: /s/ Lester A. Aaron

Secretary, Treasurer and Chief Financial Officer

EXECUTIVE:

Date: March 18, 2015      By: /s/ Cary L. Cheldin

EXHIBIT A

SETTLEMENT AGREEMENT

In order to settle as fully as possible all known and unknown claims I, Cary L. Cheldin, might have against Unico American Corporation (Company) and all related parties, the Company and I agree as follows:

(a)               Consideration: The Company will pay and provide me the amounts and benefits described in Section 3.4 of that certain Employment Agreement between me and the Company, dated March 17, 2015 (the “Employment Agreement”) at the times described in Section 3.4 of the Employment Agreement, less required payroll deductions.

(b)               Release: I release all known and unknown claims that I presently have against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties). For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the foregoing, this Agreement does not release any claims that cannot be released as a matter of law, any rights to vested benefits I may have (e.g., under the Company’s 401(k) plan), any claims or rights I may have as an officer or shareholder of the Company, any right to indemnification I may have, or any rights I have under this Agreement or any continuing rights I have under my Employment Agreement.

(c)                Applicable Law: This Agreement is governed by Federal law and the laws of California, without giving effect to its choice of laws provisions.

(d)               Representations and Promises: The Company and I acknowledge and agree that:

                                              (i)                   Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against the Company or me.

                                            (ii)                   Amendments: This Agreement only may be amended by a written agreement that the Company and I both sign.

                                          (iii)                   Representations: When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement but for the representations and promises I am making by signing it. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future.

                                          (iv)                   Reemployment: I promise not to seek employment with the Company or any Released Party unless it asks me to do so in writing.

                                            (v)                   No Wrongdoing: This Agreement is not an admission of wrongdoing by me, the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

                                          (vi)                   Unknown Claims: I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

                                        (vii)                   Effect of Void Provision: If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the consideration I received for signing it.

                                      (viii)                   Consideration of Agreement: If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

                                          (ix)                   Return of Company Property: I have returned to the Company all of the Company’s and its subsidiaries’ property, including their files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

                                      (x)                   Employment Termination: My Company employment terminated before I signed this Agreement.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

 THIRTY DAYS AFTER THE TERMINATION OF YOUR EMPLOYMENT IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO THE COMPANY’S SECRETARY AT THE COMPANY’S CORPORATE HEADQUARTERS. IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S SECRETARY AT THE COMPANY’S CORPORATE HEADQUARTERS BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

Date:  _______________        _________________________

 Cary L. Cheldin

Date: _______________        __________________________

Unico American Corporation

This Agreement need not be signed by the Company to be effective.